UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2006

Broder Bros., Co.

(Exact name of registrant as specified in its charter)

Michigan	333-110029	38-1911112
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Six Neshaminy Interplex, 6th Floor

Trevose, Pennsylvania 19053

(Address of Principal executive offices, including Zip Code)

(215) 291-6140

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement

On August 31, 2006, Broder Bros., Co. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) by and among the Company, the Borrowers (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Subsidiary Guarantors, the Lenders, Bank of America, N.A. as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender with Banc of America Securities LLC, as Sole Lead Arranger and Bookrunner, JP Morgan Chase Bank, N.A., as Syndication Agent, and Comerica Bank, General Electric Capital Corporation and LaSalle Bank Midwest, as Co-Documentation Agents. The Credit Agreement is amending and restating the Company’s existing Revolving Credit Agreement, dated as of September 22, 2003, by and among the Company, the lenders thereto and the agents named therein (the “Revolver Agreement”). Certain of the Lenders under the Credit Agreement were also lenders under the Revolver Agreement. Subject to compliance with the terms of the Company’s Qualified Senior Notes and the Credit Agreement, the Borrower may borrow up to $225 million under the Credit Agreement for working capital, capital expenditures, permitted acquisitions and other corporate purposes.

The Credit Agreement provides for a committed $225 million senior secured revolver facility (the “Revolver Facility”), which includes a $20 million seasonal stretch tranche (the “Seasonal Stretch”). The Credit Agreement matures on August 31, 2011, five years from the date of closing. The Credit Agreement provides for interest based upon a fixed spread over the Lenders’ LIBOR lending rate and represents a more favorable rate than that of the Revolver Agreement. In addition, the Credit Agreement is secured by first priority interest in substantially all the assets of the Company. Additionally, an unused line fee is charged of 0.25% on the Revolver Facility and 0.5% on the Seasonal Stretch.

The Credit Agreement contains both affirmative and negative covenants which, among other things, may require the Company to meet a minimum consolidated fixed charge coverage ratio, as defined in the Credit Agreement, and places limits upon disposals of assets, mergers and acquisitions, further indebtedness, transactions with affiliates and other customary restrictions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRODER BROS., CO.

/s/ DAVID J. HOLLISTER
Date: September 1, 2006	Name:	David J. Hollister
	Title:	Chief Financial Officer and Secretary

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